Ex-99.2

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                              SELIGMAN INVESTMENTS

                        EXPERIENCE o INSIGHT o SOLUTIONS

                     THE CALL IS OPEN TO THE GENERAL PUBLIC.

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                                CONFERENCE CALL
                                  ANNOUNCEMENT
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                          The Global Real Estate Market

Seligman will host a conference call on global real estate, featuring portfolio managers from LaSalle Investment Management (Securities), L.P., one of the subadvisors of Seligman LaSalle Global Real Estate Fund and Seligman LaSalle International Real Estate Fund (NYSE: SLS). On the call, they will discuss the current global real estate market and opportunities in the marketplace. Additionally, they will provide their 2008 market outlook.

   [Photo Omitted]               [Photo Omitted]              [Photo Omitted]
     George Noon                   Stan Kraska                  Keith Pauley
International Director       International Managing       International Managing
                                   Director                  Director and CIO


                                 Date and Time:

                   February 27, 2008 at 11:15 am Eastern Time

                   Call-in Number:             Call-ID Number:
                   866-332-7153                32435925

                       We cordially invite you to join us

Investments in real estate securities may be subject to specific risks, such as risks to general and local economic conditions, and risks related to individual properties. Investing in one economic sector, such as real estate, may result in greater price fluctuations than owning a portfolio of diversified investments.

Smaller company stocks may experience larger price fluctuations than large-company stocks or other types of investments. Seligman LaSalle Global Real Estate Fund and Seligman LaSalle International Real Estate Fund, Inc. are "non-diversified" funds and thus may hold fewer securities than other funds. A decline in the value of those investments would cause a Fund's overall value to decline to a greater degree than if the Fund held a more diversified portfolio.

There are specific risks associated with global investing, such as currency fluctuations, foreign taxation, differences in financial reporting practices, and rapid changes in political and economic conditions. Because of the special risks involved with investing in securities of emerging market companies, investing in such companies should be considered speculative and not appropriate for individuals who require safety of principal or stable income from their investments.

You should consider the investment objectives, risks, charges, and expenses of the Funds carefully before investing. You can obtain Seligman LaSalle Global Real Estate Fund's prospectus and Seligman LaSalle International Real Estate Fund's most recent periodic reports and other regulatory filings by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. The prospectus, reports, and other filings can also be found on the Securities and Exchange Commission's EDGAR Database. You should read the prospectus, reports, and other filings carefully before investing or sending money.


www.seligman.com o 800-221-2783                                      GRE-CC-2/08